KPMG LLP

Suite 900

801 Second Avenue

Seattle, WA 98104

Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to the use of our report dated October 22, 2004, with respect to the consolidated balance sheets of Costco Wholesale Corporation and subsidiaries as of August 29, 2004 and August 31, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52 weeks ended August 29, 2004, August 31, 2003 and September 1, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s change in method of accounting for cash consideration received from a vendor to conform to the requirements of Emerging Issues Task Force No. 03-10, effective February 16, 2004 and Issue No. 02-16, effective during the year ended August 31, 2003, and the Company’s adoption of the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123, effective September 2, 2002.

/s/ KPMG LLP

Seattle, Washington

June 7, 2005